Exhibit 10.1

GARMIN LTD.
2005 EQUITY INCENTIVE PLAN, as amended and restated on June 27, 2010
NONQUALIFIED STOCK OPTION AGREEMENT

To:	___________________________ ( “you” or the “Grantee”)

NOTICE OF GRANT:

You have been granted an option (the “Option”) to purchase common shares, CHF 10 par value per share, of Garmin Ltd. (“Shares”), subject to the terms and conditions of the Garmin Ltd. 2005 Equity Incentive Plan, as amended and restated on June 27, 2010 (the “Plan”), and the Option Award Agreement between you and Garmin Ltd. (the “Company”) attached as Exhibit A as follows:

Grant Date:	_____________________

Total Number of Shares Subject to Option	_____________________ (_________)

Option Price per Share ($):	$___.___

Expiration Date:	_____________________

In order to fully understand your rights under the Plan (a copy of which is attached) and the Option Award Agreement attached as Exhibit A, you are encouraged to read the Plan and this document carefully.  Please refer to the Plan document for the definition of capitalized terms used but not defined in this Agreement.

By accepting this Option, you are also agreeing to be bound by Exhibit A, including the restrictive covenants in Section 9 of Exhibit A.

GARMIN LTD.

By:	/s/ Min H. Kao
Name:	Min H. Kao
Title:	Chairman and CEO

Grantee:

__________________________

Date:______________________

EXHIBIT A

AGREEMENT:

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the Grantee and the Company agree as follows:

Section 1.	Incorporation of Plan

All provisions of this Award Agreement and the rights of the Grantee hereunder are subject in all respects to the provisions of the Plan and the powers of the Board therein provided.  Capitalized terms used in this Award Agreement but not defined have the meaning set forth in the Plan.

Section 2.	Grant of Nonqualified Stock Option

As of the Grant Date identified above, the Company grants to the Grantee, subject to the terms and conditions set forth herein and in the Plan, the right, privilege, and option (the “Option”) to purchase that number of Shares identified above opposite the heading “Total Number of Shares Subject to Option”, at the per Share price specified above opposite the heading “Option Price per Share.”

Section 3.	Exercisability of Option

(a)
Except to the extent the Option is permitted to be transferred to a person set forth in Section 8(b) of this Award Agreement, during the Grantee's lifetime, this Option may be exercised only by the Grantee.  This Option, except as specifically provided elsewhere under the terms of the Plan, will become exercisable as follows:

Years Elapsed from Grant Date	Percentage of Option Exercisable

1 Year	20%
2 Years	40%
3 Years	60%
4 Years	80%
5 Or More Years	100%

For purposes of this Section 3, a Year means a period of 365 days (or 366 days in the event of a leap year).

(b)
In the event of the Grantee's death or Disability while the Grantee is employed, the Option will become fully exercisable according to the terms and conditions set forth in Section 6(a) below.  In the event that the Grantee dies or becomes Disabled following the Grantee’s Termination of Affiliation, the exercisability of the Option will not accelerate due to such death or Disability and will be exercisable only to the extent it was exercisable on the date of the Grantee’s Termination of Affiliation.

Section 4.	Method of Exercise

Provided this Option has not expired, been terminated or cancelled in accordance with the terms of the Plan, that percentage of the Option that is exercisable in accordance with Section 3 above may be exercised, in whole or in part and from time to time, by delivery of a written notice  to the Company or its designee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares as instructed by the Board or, subject to the approval of the Board pursuant to procedures approved by the Board,

(a)
through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise,

(b)	through simultaneous sale through a broker of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board,

(c)
by transfer to the Company of the number of Shares then owned by the Grantee, the Fair Market Value of which equals the purchase price of the Shares purchased in connection with the Option exercise, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Grantee for such minimum period of time as may be established from time to time by the Board; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options will be the Fair Market Value as of the exercise date, which will be the date of delivery of the certificates for the Stock used as payment of the exercise price.  For purposes of this Section 4(c), in lieu of actually transferring to the Company the number of Shares then owned by the Grantee, the Board may, in its discretion permit the Grantee to submit to the Company a statement affirming ownership by the Grantee of such number of Shares and request that such Shares, although not actually transferred, be deemed to have been transferred by the Grantee as payment of the exercise price, or

(d)
by a “net exercise” arrangement pursuant to which the Company will not require a payment of the Option Price but will reduce the number of Shares upon the exercise by the largest number of whole shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option Price.  With respect to any remaining balance of the aggregate option price, the Company will accept a cash payment from the Grantee.

Section 5.	Expiration of Option

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Option granted herein will expire at 5:00 P.M., U.S. Central Time, on the tenth (10th) Anniversary of the Grant Date (the “Expiration Date”).  In the event the Expiration Date is a Saturday, Sunday or any other day which is a holiday of the United States Federal Government (a “Non-Business Day”), then the Option granted herein will expire, unless earlier terminated in a accordance with the terms of this Award Agreement or the Plan, at 5:00 P.M., U.S. Central Time, on the first day that is not a Non-Business Day (a "Business Day") following such Expiration Date.

Section 6.	Effect of Termination of Affiliation

If the Grantee has a Termination of Affiliation or ceases to be employed on a Full-Time Basis for any reason, including termination by the Company with or without Cause, voluntary resignation, change in employment status from full-time to part-time, death, or Disability, the effect of such Termination of Affiliation or ceasing to be employed on a Full-Time Basis on all or any portion of the Option is as provided below.

(a)
If the Grantee has a Termination of Affiliation on account of death or Disability, then any unexercised part of the Option, whether or not exercisable immediately before such Termination of Affiliation, will be fully exercisable and may be exercised, in whole or in part, at any time up to one year after such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (A) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 11of the Plan;

(b)
If a Grantee has a Termination of Affiliation during the period (“Change of Control Period”) commencing on a Change of Control and ending on the first anniversary of the Change of Control, which Termination of Affiliation is initiated by the Company or a Subsidiary other than for Cause, or initiated by the Grantee for Good Reason, then any unexercised Option, whether or not exercisable on the date of such Termination of Affiliation, will thereupon be fully exercisable and may be exercised, in whole or in part for ninety (90) days following such Termination of Affiliation (but only during the Option Term); and

(c)	If the Grantee has a Termination of Affiliation for Cause, then any unexercised Option will terminate effective immediately upon such Termination of Affiliation; and

(d)
If the Grantee has a Termination of Affiliation for any reason other than for Cause, death or Disability, and other than under the circumstances described above in Section 6(b) above, then any unexercised Option, to the extent exercisable immediately before such Termination of Affiliation, will remain exercisable in whole or in part for ninety (90) days after such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (A) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 11 of the Plan.

Section 7.	Investment Intent.

The Grantee agrees that the Shares acquired pursuant to the exercise of all or any part of the Option will be acquired for his/her own account for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the “1933 Act”) or other applicable securities laws. The Company may, but in no event will be required to, bear any expenses of complying with the 1933 Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Award Agreement or any Shares acquired hereunder. The foregoing restrictions on the transfer of the Shares will be inoperative if (a) the Company previously has been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the 1933 Act and other applicable securities laws or (b) the Shares have been duly registered in compliance with the 1933 Act and other applicable state or federal securities laws. If this Award Agreement, or the Shares subject to this Award Agreement, are so registered under the 1933 Act, then the Grantee agrees that he will not make a public offering of the said Shares except on a national securities exchange on which the shares of the Company are then listed.

Section 8.	Nontransferability of Option

(a)
Except as provided above in Section 6(a) (in the event of the Grantee's death) and below in Section 8(b), no portion of the Option granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution.  All rights with respect to the Option granted to the Grantee will be available during his or her lifetime only to the Grantee.

(b)
Pursuant to conditions and procedures established by the Board from time to time, the Board may permit the Option to be transferred to, exercised by and paid to (A) the Grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), (B) any person sharing the Grantee's household (other than a tenant or employee), (C) a trust in which persons described in (A) or (B) have more than 50% of the beneficial interest, or (D) a foundation in which persons described in (A) or (B) or the Grantee owns more than 50% of the voting interests; provided such transfer is not for value.  The following will not be considered transfers for value:  (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than 50% of the voting interests are owned by persons described in (A) or (B) above or the Grantee, in exchange for an interest in that entity.

Section 9.	Restrictive Covenants

As a condition of this Award Agreement, the Grantee's rights under the Option, and in addition to any restrictive agreements the Grantee may have entered into with the Company, the Grantee accepts and agrees to be bound as follows:

(a)
Nondisclosure of Award Agreement Terms.  The Grantee agrees not to disclose or cause to be disclosed at any time, nor authorize anyone to disclose any information concerning this Award Agreement except (A) as required by law, or (B) to the Grantee's legal and financial advisors who agree to be bound by this Section 9(a).

(b)
Noncompetition.  During the Grantee's employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not perform services as an employee, director, officer, consultant, independent contractor or advisor, or invest in, whether in the form of equity or debt, or otherwise have an ownership interest in any company, entity or person that directly competes anywhere in the United States, the United Kingdom, Taiwan, or in any other location outside the United States, the United Kingdom or Taiwan where the Company or a Subsidiary conducts or (to the Grantee's knowledge) plans to conduct business.  Nothing in this Section 9(b) will, however, restrict the Grantee from making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national securities exchange or actively traded in an over-the-counter market; provided that such investment does not give the Grantee the right or ability to control or influence the policy decisions of any direct competitor of the Company or a Subsidiary.

(c)
Noninterference.  During the Grantee's employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not, either directly or indirectly through another business or person, solicit, entice away, or otherwise interfere with any employee, customer, prospective customer, vendor, prospective vendor, supplier or other similar business relation or (to the Grantee's knowledge) prospective business relation of the Company or any Subsidiary.

(d)
Nonsolicitation.  During the Grantee's employment and until one year after the Grantee ceases being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, the Grantee will not, either directly or indirectly through another business or person, hire, recruit, employ, or attempt to hire, recruit or employ, or facilitate any such acts by others, any person then currently employed by the Company or any Subsidiary.

(e)
Confidentiality.  The Grantee acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its Subsidiaries relating to their businesses, operations, employees and customers (“Confidential Information”).  The Grantee recognizes that the Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries.  The Grantee will not at any time disclose or authorize anyone else to disclose any Confidential Information or proprietary information that (A) is disclosed to or known by the Grantee as a result or as a consequence of or through the Grantee's performance of services for the Company or any Subsidiary, (B) is not publicly or generally known outside the Company and (C) relates in any manner to the Company's business.  This obligation will continue even though the Grantee's employment with the Company or a Subsidiary may have terminated.  This Section 9(e) will apply in addition to, and not in derogation of any other confidentiality agreements that may exist, now or in the future, between the Grantee and the Company or any Subsidiary.

(f)
No Detrimental Communications.  The Grantee agrees not to disclose or cause to be disclosed at any time any untrue, negative, adverse or derogatory comments or information about the Company or any Subsidiary, about any product or service provided by the Company or any Subsidiary, or about prospects for the future of the Company or any Subsidiary.

(g)
Remedy.  The Grantee acknowledges the consideration provided herein (absent the Grantee's agreement to this Section 9) is more than the Company is obligated to pay, and the Grantee further acknowledges that irreparable harm would result from any breach of this Section and monetary damages would not provide adequate relief or remedy. Accordingly, the Grantee specifically agrees that, if the Grantee breaches any of the Grantee's obligations under this Section 9, the Company and any Subsidiary will be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, neither the Company nor any Subsidiary will be precluded from pursuing any and all remedies they may have at law or in equity for breach of such obligations.  In addition, this Award Agreement and all of Grantee's right hereunder will terminate immediately the first date on which the Grantee engages in such activity and the Board will be entitled on or after the first date on which the Grantee engages in such activity to require the Grantee to return any Shares obtained by the Grantee upon exercise of all or any part of the Option to the Company and to require the Grantee to repay any proceeds received at any time from the sale of Shares obtained by the Grantee pursuant to the exercise of all or any part of the Option (plus interest on such amount from the date received at a rate equal to the prime lending rate as announced from time to time in The Wall Street Journal) and to recover all reasonable attorneys' fees and expenses incurred in terminating this Award Agreement and recovering such Shares and proceeds.

Section 10.	Status of the Grantee

The Grantee will not be deemed a shareholder of the Company with respect to any of the Shares subject to this Option, except to the extent that such Shares have been purchased and issued to him or her.  The Company will not be required to issue or transfer any certificates for Shares purchased upon exercise of this Option until all applicable requirements of law have been complied with and such Shares have been duly listed on any securities exchange on which the Shares may then be listed.

Section 11.	No Effect on Capital Structure

This Option will not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

Section 12.	Adjustments

Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Shares effected without receipt of consideration therefor by the Company, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination or other change in the corporate structure of the Company affecting the Shares, the aggregate number and class of Shares subject to this Option and the exercise price of this Option will be automatically adjusted to accurately and equitably reflect the effect thereon of such change; provided, however, that any fractional share resulting from such adjustment will be eliminated. In the event of a dispute concerning such adjustment, the decision of the Board will be conclusive.

Section 13.	Amendments

This Award Agreement may be amended only by a writing executed by the Company and the Grantee which specifically states that it is amending this Award Agreement; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided therein.  Except as otherwise provided in the Plan, no such amendment may materially adversely affect the Grantee's rights under this Award Agreement without the Grantee's consent.

Section 14.	Board Authority

Any questions concerning the interpretation of this Award Agreement, any adjustments required to be made under Sections 12 or 13 of this Award Agreement, and any controversy which arises under this Award Agreement will be settled by the Board in its sole discretion.

Section 15.	Withholding Taxes

Whenever Shares are to be delivered to the Grantee upon exercise of the Option (the exercise date is hereinafter referred to as the “Tax Date”), the Company will be entitled to require and may accommodate the Grantee's request if so requested, to satisfy all federal, state, local and foreign tax withholding requirements, including Social Security and Medicare taxes related thereto, by one or a combination of the following methods:

(a)	Payment of an amount in cash equal to the amount to be withheld;

(b)
Requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(c)	withholding from compensation otherwise due to the Grantee.

Section 16.	Nonqualified Stock Option

This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, and shall not be so construed.

Section 17.	Notice

Whenever any notice is required or permitted hereunder, such notice must be given in writing by (A) personal delivery, or (B) expedited, recognized delivery service with proof of delivery, or (C) United States Mail, postage prepaid, certified mail, return receipt requested, or (D) telecopy or email (provided that the telecopy or email is confirmed).  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date which it was personally delivered, sent to the intended addressee, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Grantee may change, at any time and from time to time, by written notice to the other, the address specified for receiving notices.  Until changed in accordance herewith, the Company's address for receiving notices is Garmin Ltd., Attention: General Counsel, Mühlentalstrasse 2, 8200 Schaffhausen, Switzerland.  Unless changed, the Grantee's address for receiving notices will be the last known address of the Grantee on the Company’s records.  It will be the Grantee's sole responsibility to notify the Company as to any change in his or her address.  Such notification will be made in accordance with this Section 17.

Section 18.	Severability

If any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not serve to invalidate any part of this Award Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid will, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.  Additionally, if any of the covenants in Section 9 are determined by a court to be unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court will have the power to modify the duration or scope of such provision as the case may be, so as to cause such covenant, as so modified, to be enforceable.

Section 19.	Binding Effect

This Award Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

Section 20.	Governing Law

This Award Agreement and the rights of all persons claiming hereunder will be construed and determined in accordance with the laws of the State of Kansas without giving effect to the principles of the Conflict of Laws to the contrary. Except as otherwise provided by mandatory forum requirements of the applicable law, the courts of the State of Kansas will have exclusive jurisdiction with regard to any disputes under the Plan. The Company will retain, however, in addition the right to bring any claim in any other appropriate forum.